Exhibit 99.1

DayStar Technologies Announces Q3 2008 Financial Results

Commercialization Progress Continues

Santa Clara, CA, Nov. 13, 2008 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of photovoltaic products based on CIGS thin-film semiconductor technology, today announced financial results for its third quarter ended Sept. 30, 2008.

Net loss for the third quarter was $6.7 million, or a loss of $0.20 per share, compared with a net loss of $3.8 million, or a loss of $0.25 per share in the third quarter of 2007. The increase in net loss reflects higher operating expenses for CIGS-on-glass module and manufacturing process development as the Company continued its progress toward commercialization. The per share loss was calculated on the weighted average common shares outstanding of 33.3 million, compared with 15.2 million in the third quarter of last year, reflecting the company’s public offering in the fourth quarter of 2007.

DayStar had cash, cash equivalents and investments of $34.4 million at Sept. 30, 2008, compared with $47.9 million at June 30, 2008. Except for operating accounts, all of the company’s cash is invested in U.S. treasury instruments. As of Sept. 30, 2008, the company had total liabilities of $8.1 million, and total stockholders’ equity was $50.2 million.

The company also reported third quarter capital investments of $9.5 million to support its planned ramp to commercial production.

“We are pleased to announce that we have met our third quarter technical milestones and are now focused on successfully scaling up our single step deposition process,” said Dr. Stephan DeLuca, chief executive officer. “We have achieved greater than 12% cell efficiencies on our 2’ by 4’ substrates. Additionally, we have continued to build out CIGS 1, our first production deposition tool, and we expect to have the capability to produce full 2’ by 4’ modules in the first quarter of 2009.”

Conference Call

DayStar will hold its third quarter conference call today, Thursday, Nov. 13, 2008, at 2 pm Pacific time. To listen to the call, dial (415) 228-4574 approximately 10 minutes prior to the start of the call. The pass code is DayStar. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-3290.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of photovoltaic products based upon CIGS thin film semiconductor technology. For more information, visit the DayStar website at www.daystartech.com.

Certain statements contained in this press release, including, without limitation, statements regarding expectations of further technological development as well as, timing and technical and financial ability to scale to production capacity and complete the build out of a production facility, and timing and ability to secure additional financing and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements are only predictions based on assumptions that are believed to be reasonable at the time they are made and are subject to significant risks and uncertainties. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-KSB filed with the SEC on March 31, 2008, our registration statement on Form S-3 filed with the SEC on July 8, 2008, as well as other forms filed with the SEC. You should not place undue reliance on the forward-looking statements in this press release, and we disavow any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

IR Contact:

Alexis Pascal/Cathryn Johnson

Stapleton Communications Inc.

650/470.0200

Alexis@stapleton.com

Cathryn@stapleton.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	Sept 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25,799,722	$61,365,559
Investments	8,611,096	—
Other current assets	566,473	666,511

Total current assets	34,977,291	62,032,070
Property and Equipment, at cost	31,206,328	14,911,021
Less accumulated depreciation and amortization	(8,074,990)	(5,774,823)

Net property and equipment	23,131,338	9,136,198

Other Assets	204,490	72,427

Total Assets	$58,313,119	$71,240,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,579,806	$2,622,968
Notes and capital leases payable, current portion	183,586	174,996
Deferred rent, current portion	79,927	—
Deferred revenue	420,000	—

Total current liabilities	5,263,319	2,797,964
Long-Term Liabilities:
Notes and capital leases payable	32,086	171,983
Deferred revenue	—	420,000
Deferred rent	1,927,577	—
Stock warrants	856,308	2,771,090

Total long-term liabilities	2,815,971	3,363,073
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 33,438,862 and 32,621,262 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	334,389	326,213
Additional paid-in capital	139,057,183	135,387,049
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(78,994,388)	(60,488,213)
Accumulated other comprehensive loss	(17,964)	—

Total stockholders’ equity	50,233,829	65,079,658

Total Liabilities and Stockholders’ Equity	$58,313,119	$71,240,695

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:	$—	$—	$—	$—
Costs and Expenses:
Research and development	5,135,579	2,219,404	11,991,015	7,159,576
Selling, general and administrative	2,016,110	1,123,402	6,806,396	4,286,315
Restructuring	—	201,855	—	1,756,220
Depreciation and amortization	783,268	769,735	2,307,672	2,227,082

Total costs and expenses	7,934,957	4,314,396	21,105,083	15,429,193
Other Income (Expense):
Other income	268,394	44,563	716,165	129,322
Interest expense	(8,877)	(122,499)	(32,039)	(250,825)
Amortization of note discount and financing costs	—	(94,813)	—	(4,162,312)
Gain (loss) on derivative liabilities	926,664	651,046	1,914,782	(2,305,293)
Loss on extinguishment of debt	—	—	—	(6,091,469)

Total other income (expense)	1,186,181	478,297	2,598,908	(12,680,577)

Net Loss	$(6,748,776)	$(3,836,099)	$(18,506,175)	$(28,109,770)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,348,373	15,197,962	33,073,037	14,249,560

Net Loss Per Share (Basic and Diluted)	$(0.20)	$(0.25)	$(0.56)	$(1.97)